Exhibit 99.1

For Immediate Release

WALKER DIGITAL HOLDINGS, LLC AND GLOBALOPTIONS GROUP, INC. ANNOUNCE

COMPLETION OF MERGER

Company Completes $11.6 Million Primary Financing

and Will Seek to Change its Name to Patent Properties, Inc.

Stamford, CT – September 18, 2013 – GlobalOptions Group, Inc. (“GlobalOptions”) (OTC BB: GLOI) and Walker Digital Holdings, LLC, a wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”), announced today that they have completed the previously announced merger of the two companies. The newly formed entity consists of the patent portfolio created by Walker Digital, the research and development lab led by renowned inventor, entrepreneur and Priceline (NASDAQ: PCLN) founder Jay Walker. The company will do business as Patent Properties, Inc. while it seeks a corporate name change to Patent Properties, Inc. as expeditiously as possible.

“For the past 20 years, we have consistently created intellectual property to address some of the most complex customer behavioral issues in various industries, thus unlocking unrealized value for consumers and businesses alike,” said Mr. Walker, Executive Chairman of Patent Properties’ Board of Directors. “Today’s merger allows us to bring to the public market a broad and still-growing portfolio of wholly-owned inventions, as well as our ongoing efforts to protect and enforce our property rights. In addition, we are now able to accelerate the commercialization of an entirely new, big data business system for patent licensing currently under development. We believe our new licensing platform will address significant inefficiencies in the multi-billion dollar patent licensing market.”

The company’s patent portfolio includes 379 granted patents, 93 pending patent applications, intellectual property in development, a de-novo patent licensing business and 19 litigation matters. The company expects to grow its intellectual property portfolio over time.

Since 2011, Walker Digital has generated $65 million in revenues from licensing and litigating its patent portfolio as well as from patent sales. Patent Properties will pursue the previously filed litigations and expects to file additional patent infringement cases before the end of 2013.

“We are excited at the completion of the merger and believe the transaction will enhance our ability to achieve returns on our patent portfolio and to develop our most recent commercial initiative, a new patent licensing solution for the broader market,” said Jon Ellenthal, Chief Executive Officer of Patent Properties. “This transaction provides us the financial flexibility to continue to execute our business plan and monetize our vast portfolio of intellectual property.”

The company also announced the completion of an $11.6 million primary private placement from the sale of 3,860,616 shares of common stock at $3.00 per share. Investors also received 50% warrant coverage exercisable for a period of three years at $3.00 per share. The warrants are subject to a call if the stock trades above $6.00 per share for 20 of 30 business days once the underlying shares are registered. The company intends to use its approximate $25 million in cash, which comprises the net proceeds from the private placement plus the cash currently on GlobalOptions’ balance sheet, to fund operations.

Under the merger transaction, all of the outstanding membership interests of Walker Digital Holdings, LLC were exchanged for shares of GlobalOptions common stock and shares of a new Series B Preferred Stock of GlobalOptions. On a non-diluted basis, Walker Digital owns approximately 64% of the economic interest and 80% of the voting interest of the newly formed entity, respectively. Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions. At the completion of the transaction and the primary private placement, the company has 41,976,130 outstanding shares on a fully diluted basis.

Broadband Capital Management served as GlobalOptions’ financial advisor and lead placement agent; PowerOne Capital Markets Limited from Toronto, Canada and Lake Street Capital Markets, LLC served as co-placement agents in conjunction with the financing. Walker Digital’s legal counsel is Robinson & Cole LLP and GlobalOptions’ legal counsel is Olshan Frome Wolosky LLP.

Details regarding these and other terms of the transaction are set out in the merger agreement, which is available on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Patent Properties, Inc.:

Patent Properties, Inc. (OTC BB: GLOI) intends to develop, enforce and commercialize the patent and other intellectual property assets created by Walker Digital, LLC, the research and development lab led by internationally recognized inventor and entrepreneur Jay Walker. Mr. Walker is best known as the founder of priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” All of the patents owned by the company were developed internally by Walker Digital, LLC, with Jay Walker as a named inventor on all issued patents and the lead inventor on the vast majority. Additional information regarding the company can be found at www.patentproperties.com.

Investor Contact for Patent Properties, Inc.:

Don Duffy, ICR

203.682.8215

Media Contact:

Michael Fox, ICR

203.682.8218